As filed with the Securities and Exchange Commission on September 12, 2023

Registration No. 333-210532

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 333-210532

UNDER

THE SECURITIES ACT OF 1933

THE NECESSITY RETAIL REIT INC.

(Exact name of registrant as specified in its charter)

State of Maryland	90-0929989
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor

New York, New York 10019

(212) 415-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward M. Weil, Jr.

Co-Chief Executive Officer

Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

(212) 415-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Choate, Esq.

Proskauer Rose LLP

70 West Madison #3800

Chicago, Illinois 60602-4342

(312) 962-3550

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment to the following registration statement on Form S-3 filed by Osmosis Sub I, LLC (formerly The Necessity Retail REIT, Inc., the “Company”) with the U.S. Securities and Exchange Commission (the “SEC” and such registration statement, the “Registration Statement”) is being filed by the Company to deregister and terminate any and all shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and any and all other securities registered but unsold or otherwise unissued as of the date hereof thereunder:

●	Registration Statement on Form S-3D (No. 333-210532) filed with the SEC on April 1, 2016, and amended by post-effective amendment on July 23, 2018, registering 7,700,000 shares of Class A Common Stock issuable pursuant to The Necessity Retail REIT, Inc. Dividend Reinvestment Plan.

On May 23, 2023, the Company, The Necessity Retail REIT Operating Partnership, L.P., a Delaware limited partnership (“RTL OP”), Global Net Lease, Inc., a Maryland corporation (“GNL”), Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (“GNL OP”), Osmosis Sub I, LLC, a Maryland limited liability company and wholly-owned subsidiary of GNL (“REIT Merger Sub”), and Osmosis Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of GNL OP (“OP Merger Sub”), entered into an Agreement and Plan of Merger (the “REIT Merger Agreement”). Subject to the terms and conditions of the REIT Merger Agreement, at the effective time of the merger (the “REIT Merger Effective Time”), on September 12, 2023, the Company merged with and into REIT Merger Sub, with REIT Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of GNL (the “REIT Merger”), and OP Merger Sub merged with and into RTL OP, with RTL OP continuing as the surviving entity (the “OP Merger” and, together with the REIT Merger, the “Mergers”). The Company also entered into an agreement (the “Internalization Merger Agreement”) to internalize the advisory and property management functions of the combined company following the Mergers (the “Combined Company”) through a series of mergers with the advisors and property managers for each of the Company and GNL (the “Internalization Merger,” and, together with the REIT Merger and the OP Merger, the “Proposed Transactions”). In connection with the completion of the Mergers and related transactions contemplated by the REIT Merger Agreement and the Internalization Merger Agreement, the offerings pursuant to the above-referenced Registration Statement have been terminated.

In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on September 12, 2023.

OSMOSIS SUB I, LLC
(formerly The Necessity Retail REIT, Inc.)
By: Global Net Lease, Inc., its sole member

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	Co-Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.